February 4, 1996




Mr. Harry J. D'Andrea
5904 Maiden Lane
Bethesda, MD 20817

Dear Harry:

                  I am pleased to offer you employment with American Communications Services, Inc. (ACSI) in the position of Chief Financial Officer for the Company. The position will report to me at ACSI's headquarters office in Annapolis Junction, MD and based on your acceptance of this offer, your employment will take effect on Monday, February 5. As the Chief Financial Officer, you will be responsible for maintaining the Company's financial books and records and fulfilling all financial reporting requirements to lenders, shareholders, regulatory and government agencies, and ACSI senior management, as well as ensuring the integrity of the Company's financial systems and controls.

                  Your compensation will consist of a base salary of $150,000 per year paid in accordance with the Company's standard payroll practices and subject to the usual and customary federal and state tax withholding and other employment taxes as required by law. You will receive an annual salary review in accordance with the Company's practice for senior executives and approval by the Board of Directors' Compensation Committee. You will also be eligible for a performance bonus of $50,000 less required deductions during the first year of employment which will be paid upon achievement of specific performance objectives that will be established in conjunction with KPMG Peat Marwick by February 15, 1996.

                  In addition to the foregoing compensation, you will be issued options to purchase up to 80,000 shares of the Company's common stock. The options will vest on an "earn-out" basis at the rate of 20,000 shares upon completion of your first year of employment with Company, and 20,000 shares per year upon completion


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of your  second,  third and fourth  year of  employment  with the  Company.  The exercise price of the Stock Options will be $4.25 a share and shall be exercisable for five years after the date on which the options vest. The Company will add these options to its S-8 Registration Statement. During your first year of employment, the Company will award you options for up to 20,000 additional shares of stock which will vest upon completion of specific performance objectives that will be established in conjunction with KPMG Peat Marwick by February 15, 1996. The exercise price for these options will be $4.25 a share and shall be exercisable for a period of five years after the date of vesting. The Company will also add these shares to its S-8 Registration Statement.

                  You will be entitled to participate in the Company's fringe benefit plans, including but not limited to the Company's medical and dental insurance, life insurance, stock option plan, vacation and other benefit plans which may be adopted or amended by the Company from time to time during your employment with the Company.

                  As an executive officer of the Company, your performance and evaluation is subject to review by the Board of Directors' Compensation and Audit Committees based on recommendations by the President and Chief Executive Officer. Notwithstanding, the Company reserves the right to terminate employment at any time in its sole discretion without cause. However, if your employment is terminated without cause, you (or your estate) will be entitled to exercise the 80,000 stock options granted to you in accordance with the terms of these options. In addition, in the event of termination without cause prior to completion of your first year of employment, you will receive your then current base monthly salary and health and medical coverage at the Company's expense for three months from the date of such termination, or if subsequent to completion of your first year of employment, you will receive your then current base monthly salary and health and medical benefits coverage at the Company's expense for six months from the date of such termination.

                  Finally,  as  an  executive  officer  of  the  Company,   your
employment will be subject to the attached Confidentiality Agreement, Non-Competition and Non-Solicitation Agreement, and Directors' and Officers Questionnaire which you are requested to review and complete.

                  Harry, we at ACSI believe that this offer of employment with our Company is an exciting, challenging and rewarding opportunity for you. It is an opportunity where you can bring your talent and experience to bear in helping the Company meet (and hopefully exceed) its business objectives. It is also an opportunity for you to establish a track record in the dynamic telecommunications industry and with Wall Street as a member of a

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successful high growth company.  We hope you will accept our offer and join us in building the future of telecommunications.

Sincerely,


/s/ RICHARD A. KOZAK
Richard A. Kozak

Attachments

cc:      Anthony J. Pompliano, Sr.



I accept this offer of employment:



/s/ HARRY J. D'ANDREA                                                     2/7/96
Harry J. D'Andrea                                                          Date

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